Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Trimeris, Inc. 2007 Stock Incentive Plan of our reports dated March 14, 2011, with respect to the financial statements of Trimeris, Inc., and the effectiveness of internal control over financial reporting of Trimeris, Inc, included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 14, 2011